EXHIBIT 23.2


The Board of Directors
Degussa AG:

 We consent to the incorporation by reference in the registration statement (No. 333-76089) on Form S-3 and the registration statements (Nos. 33-41775, 33-52616, 33-71792, 33-79094, 33-89786, and 333-56093) on Form S-8 of Dentsply
International, Inc. of our report dated September 28, 2001, except as to note 17, which is as of October 2, 2001, with respect to the combined balance sheet of Degussa Dental Group as of December 31, 2000 and the related combined statements of income, equity and comprehensive income, and cash flows for the year ended December 31, 2000, which report appears in the Form 8-K/A of Dentsply International, Inc. dated October 2, 2001.


/s/ KPMG Deutsche Treuhand-Gesellschaft AG


KPMG Deutsche Treuhand-Gesellschaft
Aktiengesellschaft
Wirtschaftspufungsgesellschaft

Frankfurt, Germany
December 14, 2001

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